EXHIBIT 99.1

News Release dated January 24, 2014

New Western Energy Signs Definitive Agreement for the Acquisition of Legend Oil and Gas

IRVINE, Calif., Jan. 24, 2014 (GLOBE NEWSWIRE) -- New Western Energy Corporation (NWTR), an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas and other minerals in North America, is pleased to announce that it has entered into a definitive merger agreement for the acquisition of Legend Oil and Gas Ltd. ("Legend” ) (LOGL).

Under the terms of the merger agreement, all shareholders of Legend will receive one share of New Western Energy common stock for each three shares of Legend common stock held based upon a value ascribed to each of the Legend shares and New Western Energy shares of $0.09 and $0.27, respectively.

The acquisition of Legend will allow New Western Energy to continue to expand its oil and gas production in the United States as well as diversify geographically and add oil and gas production from Canada. Below is a description of Legend's assets.

Canada

Legend Oil's Canadian assets are managed through a wholly owned subsidiary, Legend Energy Canada Ltd. ("LECL"). LECL's assets consist of a total of 8 oil and gas properties of which all are in production at a combined rate of approximately 117 BOE/d (barrels of oil equivalent per day). The properties contain a mix of oil and natural gas liquid production, and gas production with significant low risk development potential as identified. The properties are located in the Provinces of Alberta and British Columbia.

United States

Piqua - Piqua is an oil producing property located in Woodson County, Kansas consisting of 1,040 acres of net mineral leases. Piqua produces 18 BOPD from 44 active wells.

McCune - McCune is an oil producing property located in Crawford County, Kansas consisting of six, nearly contiguous leases. The McCune property is partially developed producing 7 BOPD.

"We are excited to begin 2014 with the acquisition of Legend," commented Mr. Javan Khazali, President of New Western Energy. “Legend’s Canadian assets provide an immediate and meaningful increase to our production profile and, in Kansas; we have the opportunity to expand production from the reworking of existing wells and the drilling of new wells. The acquisition of Legend is the first of what we expect will be additional similar transactions designed to grow production and revenue."

“I am very excited about the business combination of New Western and Legend. The addition of a strong technical team along with the combined asset base affords significant development opportunities and creates the growth potential to propel the Company forward for years to come,” said Marshall Diamond-Goldberg, President of Legend Oil and Gas. “The lightly developed Oklahoma properties held by New Western are attractive low risk drilling and recompletion assets, while the combined Kansas holdings and Legend’s Canadian portfolio include the potential for some major production and reserve additions.”

About New Western Energy Corp.

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," "recoverable" or "potential" reserves among others, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and our other filings with the SEC at www.sec.gov or from us at New Western Energy Corp., 1140 Spectrum, Irvine, CA 92618.

Contact:

Haris Baha

(949) 435-0977

info@newwesternenergy.com